EXHIBIT 5

                                           October 19, 1998

Motorola, Inc.
1303 E. Algonquin Road
Schaumburg, Illinois  60196

Gentlemen:

     I refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Motorola, Inc., a Delaware corporation ("Motorola"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 534,318 shares of Common Stock, $3 par value per share ("Motorola Common Stock"), of Motorola authorized to be issued from time to time by Motorola in connection with the exercise of stock options granted under the Starfish Software, Inc. 1995 and 1997 Stock Option Plans ("Plans") and assumed by Motorola in connection with the merger of Starfish Software, Inc. into a wholly-owned subsidiary of Motorola. This opinion relates to the shares of Motorola Common Stock covered by the Registration Statement (the "Subject Shares").

     I am Senior Corporate Counsel in the Law Department of Motorola and as such have acted as counsel to Motorola in connection with preparation of the Registration Statement. As such counsel, it is my opinion that those Subject Shares when issued upon the exercise of the stock options referred to above, will be validly issued, fully paid and nonassessable.

     In arriving at the foregoing opinion, I have examined and relied upon, and am familiar with, originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of officers of Motorola and of public officials, and other instruments as I have deemed necessary or appropriate for the purposes of the opinion set forth above.

     I consent to the use of this opinion in the Registration Statement.

                                    Very truly yours,

                                    /s/ Carol H. Forsyte
                                    --------------------
                                    Carol H. Forsyte
                                    Senior Corporate Counsel